Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Midwest Banc Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference in the registration statement on Form S-3/A (File No. 333-147295) filed on November 21, 2007. We also consent to the references to us under the heading “Experts” in such Registration Statement.
PRICEWATERHOUSECOOPERS LLP
Chicago, IL
September 17, 2008